Exhibit 8.1

Reed Smith LLP 1301 K Street, N.W. Suite 1000 - East Tower Washington, D.C. 20005-3373 +1 202 414 9200 Fax +1 202 414 9299 reedsmith.com

April 13, 2015

Teucrium Commodity Trust

232 Hidden Lake Road, Building A

Brattleboro, VT  05310

RE: REGISTRATION STATEMENT ON FORM S-1 (File No. 333-201953)

Ladies and Gentlemen:

We have acted as tax counsel to Teucrium Commodity Trust, a Delaware statutory trust (the “Trust”) with respect to certain legal matters in connection with the offer and sale (the “Offering”) of common units representing fractional and undivided beneficial interests (the “Shares”) of Teucrium Agricultural Fund (the “Fund”), a series of the Trust. We have also participated in the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “U.S. Federal Income Tax Considerations” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Shares pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if the matter were litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not

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Teucrium Agricultural Fund April 13, 2015 Page 2

admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Respectfully submitted,

/s/ Reed Smith LLP

Reed Smith LLP

LNH/WTC/JMT